Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We hereby consent to the inclusion in this Current Report on Form 8-K/A of Delmar Bancorp of our report dated March 19, 2019 relating to our audits of the consolidated financial statements of Virginia Partners Bank and subsidiaries for the years ended December 31, 2018 and 2017.

/s/ Yount, Hyde & Barbour, P.C.

Richmond, Virginia
January 28, 2020